Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS AND ANNOUNCES NEW STOCK REPURCHASE PROGRAM

-New Home Orders up 17% and New Home Deliveries up 23% for the Quarter-
-Backlog Dollar Value up 56% on a 32% Increase in Backlog Units-
-Home Sales Revenue of $1.1 Billion, up 46% for the Quarter-
-Homebuilding Gross Margin of 21.7% for the Quarter-
-Authorizes New Stock Repurchase Program of $100 Million-

Irvine, California, February 20, 2018 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2017 and full year 2017. The Company also announced that its Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to $100 million of Company common stock through March 31, 2019 (the “Repurchase Program”).
Results and Operational Data for Fourth Quarter 2017 and Comparisons to Fourth Quarter 2016

•
Net income available to common stockholders was $74.0 million, or $0.49 per diluted share, compared to $57.9 million, or $0.36 per diluted share. In the fourth quarter 2017, the Company recorded a $22.0 million tax charge related to the re-measurement of the Company’s net deferred tax assets as a result of the recently enacted Tax Cuts and Jobs Act, as well as a pretax charge of $13.2 million related to the impairment of an investment in an unconsolidated entity. Excluding these items, adjusted net income available to common stockholders was $107.4 million, or $0.70 per diluted share.* No similar adjustments existed in the fourth quarter of 2016.

•	New home orders of 1,063 compared to 909, an increase of 17%

•	Active selling communities averaged 127.5 compared to 122.8, an increase of 4%

◦	New home orders per average selling community increased by 13% to 8.3 orders (2.8 monthly) compared to 7.4 orders (2.5 monthly)

◦	Cancellation rate of 17% compared to 20%, a decrease of 300 basis points

•	Backlog units at quarter end of 1,571 homes compared to 1,193, an increase of 32%

◦	Dollar value of backlog at quarter end of $1.0 billion compared to $661.1 million, an increase of 56%

◦	Average sales price in backlog at quarter end of $657,000 compared to $554,000, an increase of 19%

•	Home sales revenue of $1.1 billion compared to $770.7 million, an increase of 46%

◦	New home deliveries of 1,757 homes compared to 1,427 homes, an increase of 23%

◦	Average sales price of homes delivered of $639,000 compared to $540,000, an increase of 18%

•	Homebuilding gross margin percentage of 21.7% compared to 20.0%, an increase of 170 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.2%*

•	SG&A expense as a percentage of homes sales revenue of 7.2% compared to 9.2%, a decrease of 200 basis points

•	Ratios of debt-to-capital and net debt-to-net capital of 43.3% and 38.1%*, respectively, as of December 31, 2017

•	Ended fourth quarter of 2017 with total liquidity of 875.2 million, including cash of $282.9 million and $592.3 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
Results and Operational Data for Full Year 2017 and Comparisons to Full Year 2016

•
Net income available to common stockholders was $187.2 million, or $1.21 per diluted share, compared to $195.2 million, or $1.21 per diluted share. Adjusted net income available to common stockholders was $220.6 million, or $1.42 per diluted share, after excluding the $22.0 million tax charge related to the re-measurement of the Company’s net deferred tax assets and the $13.2 million pretax charge related to the impairment of an investment in an unconsolidated entity.* No similar adjustments existed in 2016.

•	New home orders of 5,075 compared to 4,248, an increase of 19%

•	Active selling communities averaged 127.5 compared to 118.3, an increase of 8%

◦	New home orders per average selling community increased by 11% to 39.8 orders (3.3 monthly) compared to 35.9 orders (3.0 monthly)

◦	Cancellation rate of 15% in both full year periods

•	Home sales revenue of $2.7 billion compared to $2.3 billion, an increase of 17%

◦	New home deliveries of 4,697 homes compared to 4,211 homes, an increase of 12%

◦	Average sales price of homes delivered of $582,000 compared to $553,000, an increase of 5%

•	Homebuilding gross margin percentage of 20.5% compared to 21.2%, a decrease of 70 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 22.9%*

•	SG&A expense as a percentage of homes sales revenue of 10.1% compared to 10.8%, a decrease of 70 basis points

•	Repurchased 8,994,705 shares of common stock at an average price of $12.48 for an aggregate dollar amount of $112.2 million in the full year ended December 31, 2017

*    See "Reconciliation of Non-GAAP Financial Measures"

“We ended 2017 on a very strong note,” said TRI Pointe Group CEO Doug Bauer. “Fourth quarter home sales revenue grew 46% year-over-year, thanks to a 23% increase in new home deliveries and an 18% rise in average selling price. We also posted solid year-over-year operating margin expansion, as both homebuilding gross margins and SG&A as a percentage of revenue improved during the quarter, culminating in an 81% increase in pretax income. New home orders during the quarter also surpassed last year’s comparable quarter total, as our average sales pace per community was a healthy 2.8 homes per community per month compared to 2.5 in the same period last year.”
“For the full year 2017, we posted double digit gains in new home orders of 19%, home sales revenue of 17% and pretax income of 13%, and we ended the year with a backlog dollar value 56% higher than the prior year,” said Mr. Bauer. These results are a testament to the ongoing strength of our homebuilding markets, the quality of our land positions and the value created by our unique operating strategy.”
Fourth Quarter 2017 Operating Results
Net income available to common stockholders was $74.0 million, or $0.49 per diluted share, for the fourth quarter of 2017, compared to net income available to common stockholders of $57.9 million, or $0.36 per diluted share, for the fourth quarter of 2016.  The increase in net income available to common stockholders was primarily driven by higher home sales revenue and homebuilding gross margin, partially offset by a $22.0 million tax charge related to the re-measurement of the Company’s net deferred tax assets and a pretax charge of $13.2 million related to the impairment of an investment in an unconsolidated entity. Excluding these items, adjusted net income available to common stockholders was $107.4 million or $0.70 per diluted share.* No similar adjustments existed in the fourth quarter of 2016.
Home sales revenue increased $352.1 million, or 46%, to $1.1 billion for the fourth quarter of 2017, as compared to $770.7 million for the fourth quarter of 2016.  The increase was primarily attributable to a 23% increase in new home deliveries to 1,757, and an 18% increase in average selling price of homes delivered to $639,000 compared to $540,000 in the fourth quarter of 2016.

New home orders increased 17% to 1,063 homes for the fourth quarter of 2017, as compared to 909 homes for the same period in 2016.  Average selling communities was 127.5 for the fourth quarter of 2017 compared to 122.8 for the fourth quarter of 2016. New home orders per average selling community for the fourth quarter of 2017 was 8.3 orders (2.8 monthly) compared to 7.4 orders (2.5 monthly) during the fourth quarter of 2016.
The Company ended the quarter with 1,571 homes in backlog, representing approximately $1.0 billion. The average selling price of homes in backlog as of December 31, 2017 increased $103,000, or 19%, to $657,000 compared to $554,000 at December 31, 2016.
Homebuilding gross margin percentage for the fourth quarter of 2017 increased to 21.7% compared to 20.0% for the fourth quarter of 2016.  Excluding interest, impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 24.2% for the fourth quarter of 2017 compared to 22.2% for the fourth quarter of 2016.*  The increase in homebuilding gross margin percentage was largely due to the mix of homes delivered during the quarter, with 225 more homes delivered from our California assets, which have gross margins above the Company average.
Selling, general and administrative ("SG&A") expense for the fourth quarter of 2017 decreased to 7.2% of home sales revenue as compared to 9.2% for the fourth quarter of 2016 due to increased leverage as a result of the 46% increase in home sales revenue.
“We continue to be at the forefront of homebuilding innovation, both in terms of community planning and new home design,” said TRI Pointe Group COO Tom Mitchell. “We strive to create a unique home buying experience for our customers, one that takes into account the distinct aesthetic of our local markets and the lifestyle wants and needs of each buyer segment. We believe that this emphasis on design and innovation played a key role in our strong financial performance in 2017. We are in the process of rolling out several communities with new home concepts that we expect will appeal to two of the largest home buying segments - Active Adults and Millennials - and we are excited about their prospects.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the full year 2018, the Company expects to grow average selling communities by 5% compared to 2017 and deliver between 5,100 and 5,400 homes at an average sales price of approximately $610,000. The Company expects its homebuilding gross margin percentage for the full year 2018 to be in the range of 20.5% to 21.5% and expects its SG&A expense as a percentage of home sales revenue to be in the range of 9.9% to 10.3%. Finally, the Company expects its effective tax rate to be in the range of 25% to 26%.
For the first quarter of 2018, the Company expects to open 8 new communities and close out of 11 communities, resulting in 127 active selling communities as of March 31, 2018.  In addition, the Company anticipates delivering approximately 55% of its 1,571 homes in backlog as of December 31, 2017 at an average sales price of $630,000 to $640,000.  The Company anticipates its homebuilding gross margin percentage to be in a range of 21.5% to 22.5% for the first quarter of 2018. Finally, the Company expects its SG&A expense as a percentage of home sales revenue to be in the range of 13.0% to 13.5% for the first quarter of 2018.
Stock Repurchase Program
On February 16, 2018, our Board of Directors cancelled the share repurchase program approved in 2017, which had approximately $37.8 million remaining in authorized repurchases, and approved the Repurchase Program, which authorizes the repurchase of up to $100 million of Company common stock through March 31, 2019. Purchases of common stock pursuant to the Repurchase Program may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. We are not obligated under the Repurchase Program to repurchase any specific number or dollar amount of shares of common stock, and we may modify, suspend or discontinue the Repurchase Program at any time. Our management will determine the timing and amount of any repurchases in its discretion based on a variety of factors, such as the market price of our common stock, corporate requirements, general market economic conditions and legal requirements.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, February 20, 2018.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Fourth Quarter 2017 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13675667.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes® in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Chris Martin, TRI Pointe Group	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	Change	2017	2016	Change
Operating Data:
Home sales revenue	$1,122,841	$770,703	$352,138	$2,732,299	$2,329,336	$402,963
Homebuilding gross margin	$244,153	$153,936	$90,217	$559,048	$493,009	$66,039
Homebuilding gross margin %	21.7%	20.0%	1.7%	20.5%	21.2%	(0.7)%
Adjusted homebuilding gross margin %*	24.2%	22.2%	2.0%	22.9%	23.4%	(0.5)%
Land and lot sales revenue	$4,608	$2,068	$2,540	$74,269	$72,272	$1,997
Land and lot gross margin	$3,019	$1,674	$1,345	$59,381	$54,905	$4,476
Land and lot gross margin %	65.5%	80.9%	(15.4)%	80.0%	76.0%	4.0%
SG&A expense	$81,328	$71,108	$10,220	$274,830	$252,022	$22,808
SG&A expense as a % of home sales revenue	7.2%	9.2%	(2.0)%	10.1%	10.8%	(0.7)%
Net income available to common stockholders	$74,020	$57,861	$16,159	$187,191	$195,171	$(7,980)
Adjusted net income available to common stockholders*	$107,403	$57,861	$49,542	$220,574	$195,171	$25,403
Adjusted EBITDA*	$202,178	$107,425	$94,753	$439,932	$370,371	$69,561
Interest incurred	$22,595	$18,276	$4,319	$84,264	$68,306	$15,958
Interest in cost of home sales	$26,387	$16,458	$9,929	$64,835	$51,111	$13,724

Other Data:
Net new home orders	1,063	909	154	5,075	4,248	827
New homes delivered	1,757	1,427	330	4,697	4,211	486
Average selling price of homes delivered	$639	$540	$99	$582	$553	$29
Average selling communities	127.5	122.8	4.7	127.5	118.3	9.2
Selling communities at end of period	130	124	6	N/A	N/A	N/A
Cancellation rate	17%	20%	(3)%	15%	15%	0%
Backlog (estimated dollar value)	$1,032,775	$661,146	$371,629
Backlog (homes)	1,571	1,193	378
Average selling price in backlog	$657	$554	$103

	December 31, 2017	December 31, 2016	Change
Balance Sheet Data:
Cash and cash equivalents	$282,914	$208,657	$74,257
Real estate inventories	$3,105,553	$2,910,627	$194,926
Lots owned or controlled	27,312	28,309	(997)
Homes under construction (1)	1,941	1,605	336
Homes completed, unsold	269	405	(136)
Debt	$1,471,302	$1,382,033	$89,269
Stockholders' equity	$1,929,722	$1,829,447	$100,275
Book capitalization	$3,401,024	$3,211,480	$189,544
Ratio of debt-to-capital	43.3%	43.0%	0.3%
Ratio of net debt-to-net-capital*	38.1%	39.1%	(1.0)%
_____________________________________

(1)	Homes under construction included 60 and 65 models at December 31, 2017 and December 31, 2016, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2017	December 31, 2016
Assets	(unaudited)
Cash and cash equivalents	$282,914	$208,657
Receivables	125,600	82,500
Real estate inventories	3,105,553	2,910,627
Investments in unconsolidated entities	5,870	17,546
Goodwill and other intangible assets, net	160,961	161,495
Deferred tax assets, net	76,413	123,223
Other assets	48,070	60,592
Total assets	$3,805,381	$3,564,640

Liabilities
Accounts payable	$72,870	$70,252
Accrued expenses and other liabilities	330,882	263,845
Unsecured revolving credit facility	—	200,000
Seller financed loans	—	13,726
Senior notes	1,471,302	1,168,307
Total liabilities	1,875,054	1,716,130

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 151,162,999 and 158,626,229 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1,512	1,586
Additional paid-in capital	793,980	880,822
Retained earnings	1,134,230	947,039
Total stockholders' equity	1,929,722	1,829,447
Noncontrolling interests	605	19,063
Total equity	1,930,327	1,848,510
Total liabilities and equity	$3,805,381	$3,564,640

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Homebuilding:
Home sales revenue	$1,122,841	$770,703	$2,732,299	$2,329,336
Land and lot sales revenue	4,608	2,068	74,269	72,272
Other operations revenue	581	524	2,333	2,314
Total revenues	1,128,030	773,295	2,808,901	2,403,922
Cost of home sales	878,688	616,767	2,173,251	1,836,327
Cost of land and lot sales	1,589	394	14,888	17,367
Other operations expense	572	523	2,298	2,247
Sales and marketing	44,857	37,282	137,066	127,903
General and administrative	36,471	33,826	137,764	124,119
Homebuilding income from operations	165,853	84,503	343,634	295,959
Equity in (loss) income of unconsolidated entities	(13,079)	(2)	(11,433)	179
Other income, net	4	25	151	312
Homebuilding income before income taxes	152,778	84,526	332,352	296,450
Financial Services:
Revenues	490	458	1,371	1,220
Expenses	98	70	331	253
Equity in income of unconsolidated entities	3,515	1,564	6,426	4,810
Financial services income before income taxes	3,907	1,952	7,466	5,777
Income before income taxes	156,685	86,478	339,818	302,227
Provision for income taxes	(82,443)	(28,393)	(152,267)	(106,094)
Net income	74,242	58,085	187,551	196,133
Net income attributable to noncontrolling interests	(222)	(224)	(360)	(962)
Net income available to common stockholders	$74,020	$57,861	$187,191	$195,171
Earnings per share
Basic	$0.49	$0.36	$1.21	$1.21
Diluted	$0.49	$0.36	$1.21	$1.21
Weighted average shares outstanding
Basic	150,859,014	159,082,568	154,134,411	160,859,782
Diluted	152,568,093	159,789,940	155,085,366	161,381,499

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	181	$507	225	$417	628	$473	625	$408
Pardee Homes	535	613	392	467	1,431	529	1,220	548
Quadrant Homes	146	765	96	616	352	697	383	541
Trendmaker Homes	163	496	139	506	506	494	474	506
TRI Pointe Homes	530	761	411	658	1,313	706	1,089	664
Winchester Homes	202	532	164	570	467	549	420	560
Total	1,757	$639	1,427	$540	4,697	$582	4,211	$553

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	821	$726	596	$601	2,093	$651	1,689	$669
Colorado	75	600	42	579	172	596	160	524
Maryland	154	507	96	544	346	522	265	518
Virginia	48	613	68	608	121	625	155	631
Arizona	181	507	225	417	628	473	625	408
Nevada	169	531	165	433	479	456	460	386
Texas	163	496	139	506	506	494	474	506
Washington	146	765	96	616	352	697	383	541
Total	1,757	$639	1,427	$540	4,697	$582	4,211	$553

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	93	12.7	144	18.0	597	14.8	670	18.0
Pardee Homes	298	31.3	270	26.0	1,580	29.9	1,206	23.6
Quadrant Homes	84	7.8	67	6.5	395	7.5	341	8.0
Trendmaker Homes	123	28.5	116	30.8	516	30.4	501	27.8
TRI Pointe Homes	348	32.7	214	28.5	1,492	32.0	1,097	27.6
Winchester Homes	117	14.5	98	13.0	495	12.9	433	13.3
Total	1,063	127.5	909	122.8	5,075	127.5	4,248	118.3

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	472	42.8	357	38.8	2,357	43.0	1,690	35.4
Colorado	69	7.5	28	4.5	213	6.7	135	4.8
Maryland	92	10.5	76	8.0	357	9.4	290	7.0
Virginia	25	4.0	22	5.0	138	3.5	143	6.3
Arizona	93	12.7	144	18.0	597	14.8	670	18.0
Nevada	105	13.7	99	11.2	502	12.2	478	11.0
Texas	123	28.5	116	30.8	516	30.4	501	27.8
Washington	84	7.8	67	6.5	395	7.5	341	8.0
Total	1,063	127.5	909	122.8	5,075	127.5	4,248	118.3

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2017			As of December 31, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	217	$106,061	$489	248	$114,203	$460
Pardee Homes	409	299,083	731	260	134,128	516
Quadrant Homes	144	107,714	748	101	68,461	678
Trendmaker Homes	173	93,974	543	163	85,579	525
TRI Pointe Homes	477	331,562	695	298	180,012	604
Winchester Homes	151	94,381	625	123	78,763	640
Total	1,571	$1,032,775	$657	1,193	$661,146	$554

	As of December 31, 2017			As of December 31, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	666	$496,626	$746	402	$237,748	$591
Colorado	100	60,253	603	59	35,764	606
Maryland	113	64,942	575	102	60,904	597
Virginia	38	29,439	775	21	17,859	850
Arizona	217	106,061	489	248	114,203	460
Nevada	120	73,766	615	97	40,628	419
Texas	173	93,974	543	163	85,579	525
Washington	144	107,714	748	101	68,461	678
Total	1,571	$1,032,775	$657	1,193	$661,146	$554

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	December 31, 2017	December 31, 2016
Lots Owned or Controlled(1):
Maracay Homes	2,519	2,053
Pardee Homes	15,144	16,912
Quadrant Homes	1,726	1,582
Trendmaker Homes	1,855	1,999
TRI Pointe Homes	3,964	3,479
Winchester Homes	2,104	2,284
Total	27,312	28,309

	December 31, 2017	December 31, 2016
Lots Owned or Controlled(1):
California	16,292	17,245
Colorado	742	918
Maryland	1,507	1,779
Virginia	597	505
Arizona	2,519	2,053
Nevada	2,074	2,228
Texas	1,855	1,999
Washington	1,726	1,582
Total	27,312	28,309

	December 31, 2017	December 31, 2016
Lots by Ownership Type:
Lots owned	23,940	25,283
Lots controlled (1)	3,372	3,026
Total	27,312	28,309
__________

(1)	As of December 31, 2017 and December 31, 2016, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP financial measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage and non-cash impairments and lot option abandonments have on homebuilding gross margin and permits investors to make better comparisons with our competitors, who may adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$1,122,841	100.0%	$770,703	100.0%
Cost of home sales	878,688	78.3%	616,767	80.0%
Homebuilding gross margin	244,153	21.7%	153,936	20.0%
Add: interest in cost of home sales	26,387	2.4%	16,458	2.1%
Add: impairments and lot option abandonments	851	0.1%	792	0.1%
Adjusted homebuilding gross margin	$271,391	24.2%	$171,186	22.2%
Homebuilding gross margin percentage	21.7%		20.0%
Adjusted homebuilding gross margin percentage	24.2%		22.2%

	Year Ended December 31,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$2,732,299	100.0%	$2,329,336	100.0%
Cost of home sales	2,173,251	79.5%	1,836,327	78.8%
Homebuilding gross margin	559,048	20.5%	493,009	21.2%
Add: interest in cost of home sales	64,835	2.4%	51,111	2.2%
Add: impairments and lot option abandonments	2,020	0.1%	1,470	0.1%
Adjusted homebuilding gross margin	$625,903	22.9%	$545,590	23.4%
Homebuilding gross margin percentage	20.5%		21.2%
Adjusted homebuilding gross margin percentage	22.9%		23.4%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2017	December 31, 2016
Unsecured revolving credit facility	$—	$200,000
Seller financed loans	—	13,726
Senior notes	1,471,302	1,168,307
Total debt	1,471,302	1,382,033
Stockholders’ equity	1,929,722	1,829,447
Total capital	$3,401,024	$3,211,480
Ratio of debt-to-capital(1)	43.3%	43.0%

Total debt	$1,471,302	$1,382,033
Less: Cash and cash equivalents	(282,914)	(208,657)
Net debt	1,188,388	1,173,376
Stockholders’ equity	1,929,722	1,829,447
Net capital	$3,118,110	$3,002,823
Ratio of net debt-to-net capital(2)	38.1%	39.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table contains information about our operating results reflecting certain adjustments to income before income taxes, (provision) benefit for income taxes, net income, net income available to common stockholders and earnings per share (diluted). We believe reflecting these adjustments is useful to investors in understanding our recurring operations by eliminating the varying effects of certain non-routine events, and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

	Three Months Ended December 31, 2017				Year Ended December 31, 2017
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
	(in thousands, except per share amounts)
Income before income taxes	156,685	13,182	(1)	169,867	339,818	13,182	(1)	353,000
(Provision) benefit for income taxes	(82,443)	20,201	(2)	(62,242)	(152,267)	20,201	(2)	(132,066)
Net income	74,242	33,383		107,625	187,551	33,383		220,934
Net income attributable to noncontrolling interests	(222)	—		(222)	(360)	—		(360)
Net income available to common stockholders	$74,020	$33,383		$107,403	$187,191	$33,383		$220,574
Earnings per share
Diluted	$0.49			$0.70	$1.21			$1.42
Weighted average shares outstanding
Diluted	152,568			152,568	155,085			155,085

Effective tax rate	52.6%			36.6%	44.8%			37.4%
__________

(1)	Includes a charge related to the impairment of an investment in an unconsolidated entity.

(2)
Includes a tax charge related to the re-measurement of the Company’s net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017, net of the impact of the charge related to the impairment of an investment in an unconsolidated entity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) real estate inventory impairments and lot option abandonments, (g) impairments of investments in unconsolidated entities and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Net income available to common stockholders	$74,020	$57,861	$187,191	$195,171
Interest expense:
Interest incurred	22,595	18,276	84,264	68,306
Interest capitalized	(22,595)	(18,276)	(84,264)	(68,306)
Amortization of interest in cost of sales	26,474	16,480	65,245	51,288
Provision for income taxes	82,443	28,393	152,267	106,094
Depreciation and amortization	934	764	3,500	3,087
EBITDA	183,871	103,498	408,203	355,640
Amortization of stock-based compensation	4,275	2,964	15,906	12,612
Real estate inventory impairments and land option abandonments	850	792	2,053	1,470
Impairments of investments in unconsolidated entities	13,182	—	13,182	—
Restructuring charges	—	171	588	649
Adjusted EBITDA	$202,178	$107,425	$439,932	$370,371